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                                     EXHIBIT A3A


                                      AGREEMENT


    THIS AGREEMENT entered into this 3rd day of October, 1968, by and between The Northwestern Mutual Life Insurance Company, a mutual life insurance company organized under the laws of the State of Wisconsin, having its principal office at 720 E. Wisconsin Avenue, Milwaukee, Wisconsin (the "Company") and NML Equity Services, Inc., a Wisconsin corporation, having its principal office at 720 E. Wisconsin Avenue, Milwaukee, Wisconsin (the "Broker").

    WHEREAS, the Company is engaged in the issuance of individual life insurance policies and annuity contracts, pursuant to insurance laws in the District of Columbia and in all states of the United States except Hawaii and Alaska through its licensed life insurance agents (including General Agents, District Agents, Field Directors, Special Agents, Soliciting Agents and Emeritus Agents) and desires to issue and sell variable annuity contracts (the "Contracts") through all or some of the same persons; and

    WHEREAS, the Contracts may be deemed to be securities under the Securities Act of 1933, and applicable state laws, and the sale of such securities may be deemed to be through an instrumentality of interstate commerce within the meaning of Section 15(a) of the Securities Exchange Act of 1934 (the "Act"); and

    WHEREAS, the Broker is a wholly-owned subsidiary of the Company, is registered as a broker-dealer under Section 15(b) of the Act and is a member of the National Association of Securities Dealers, Inc. ("NASD"); and

    WHEREAS, it is the desire of the parties hereto to enter into an agreement pursuant to which the agents of the Company who are to be involved in the sale of Contracts will be associated persons of the Broker, which will be responsible for selecting, training, and supervising them for that purpose, all as more particularly described herein.

    THEREFORE, IT IS MUTUALLY AGREED AS FOLLOWS:

    1. The Company will supply to the Broker the names of agents who indicate a willingness to sell the Contracts.

    2. The Broker will, after careful investigation, select the agents who are to be trained and qualified to make such sales, will train such agents in the sale of variable annuity contracts and will use its best efforts to qualify such agents under federal and state laws to engage in the sale of the Contracts. Agents so trained and qualified ("Agents") will be "associated persons" of the Broker under Section 15(b) of the Act and applicable requirements of NASD and, in addition to all other requirements for such qualification, will be required to comply with applicable examination requirements before being permitted to engage in the sale of Contracts.

    3. Upon qualification of an Agent under applicable federal and state laws, this fact will be certified in writing to the Company by the Broker.

    4. Prior to permitting any Agent to sell the Contracts, the Company, the Broker and the Agent will enter into a mutually satisfactory agreement pursuant to which the Agent will acknowledge that he will be an associated person of Broker in connection with his selling

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activities related to the Contracts, that such activities will be under the supervision and control of the Broker and the supervisor designated by the Broker, and that the Agent's right to continue to sell the Contracts is subject to his continued compliance with such agreement and the rules and procedures established by the Broker.

    5. The Broker will fully comply with the requirements of NASD and of the Act and will establish such rules and procedures as may be necessary to supervise diligently the securities activities of the Agents. Upon request by the Broker, the Company will furnish or require the Agents to furnish (at the Company's or the Agent's expense) such appropriate records as may be necessary to insure such diligent supervision.

    6. In the event any Agent fails or refuses to submit to supervision of the Broker in accordance with this Contract, or otherwise fails to meet the rules and standards imposed by the Broker on its associated persons, the Broker shall certify such fact to the Company and shall immediately notify such Agent that he is no longer authorized to sell the Contracts, and the Broker and the Company shall take whatever additional action may be necessary to terminate the sales activities of such Agent relating to the Contracts.

    7. It is contemplated that all or some of the General Agents of the Company will become qualified as associated persons of the Broker and in that capacity will supervise the selling activities of Agents under agreement with them relating to the Contracts. In the event any such general Agent shall fail or refuse to provide such supervision to the satisfaction of the Broker, the Broker (with the cooperation of the Company) shall furnish a qualified person to perform such supervision or, if the Broker is unable to furnish proper supervision, the authority of the unsupervised Agents to sell the Contracts shall be withdrawn.

    8. Commissions payable to Agents in connection with sales of the Contracts shall be paid by the Company to the Agents through the General Agents or otherwise under the Company's usual agency contracts, and nothing contained herein shall obligate the Broker to pay any commissions or other remuneration to the Agents or to reimburse any such Agents for expenses incurred by them, nor shall the Broker have any interest whatsoever in any commissions or other remuneration payable to Agents by the Company. Commissions so paid by the Company shall be appropriately reflected in the books and records maintained by or on behalf of the Broker.

    9. The Broker will assume full responsibility for the sales activities of the Agents relating to the Contracts and for initial and continued compliance by itself and Agents with applicable rules of NASD and federal and state securities laws, and in connection therewith may demand and receive such assurances from the Company as it deems appropriate demonstrating compliance with the Securities Act of 1933 and the Investment Company Act of 1940.

    10. The Broker may request that all or some of the books and records required to be maintained by it, as a registered broker-dealer, in connection with the sale of the Contracts, be prepared and maintained by the Company as agent for the Broker. The Company agrees that such books and records are the property of the Broker, will be made and preserved in accordance with Rules 17a-3 and 17a-4 under the Act, and will be subject to examination by the Securities and Exchange Commission in accordance with Section 17(a) of the Act.

    11. In payment of the services to be performed under this Agreement, the Company shall pay the Broker an annual fee based upon the Broker's actual expenses incurred in the performance of such services or reasonably and properly allocated thereto, as certified to the

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                                         -3-


Company by the Broker or, at the option of the Company, by an independent public accounting firm selected by the Company.

    12. This Agreement may not be assigned by either party except by mutual consent and shall continue for a period of one year and from year to year thereafter subject to termination by either party at any time upon 60 days written notice to the other party and to the Securities and Exchange Commission, except that in the event the Broker shall cease to be a registered broker-dealer under the Act, this Agreement shall immediately terminate.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.


                                       THE NORTHWESTERN MUTUAL LIFE
ATTEST:                                     INSURANCE COMPANY


W.B. MINEHAN                           By   F.E. FERGUSON
-----------------------------------         ----------------------------------
W.B. Minehan, Secretary                     F.E. Ferguson, President



ATTEST:                                NML EQUITY SERVICES, INC.


MICHAEL J. JONES                       By   DONALD H. WINDFELDER
-----------------------------------         ----------------------------------
Michael J. Jones, Secretary                 Donald H. Windfelder, President